Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hemagen Diagnostics, Inc.

Columbia, MD

We have issued our report dated January 16, 2007 (except with respect to the matters described in the forth paragraph, as to which the date is December 26, 2007), accompanying the consolidated financial statements included in the Annual Report of Hemagen Diagnostics, Inc. on Form 10-KSB for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Hemagen Diagnostics, Inc on Forms S-3 (File No. 33-40606 and No. 333-124425) and the Registration Statement on Form S-8 (File No. 333-57080)

Grant Thornton, LLP
Baltimore, Maryland
December 26, 2007